As filed with the Securities and Exchange Commission on July 7, 1999
                                        SEC Registration No. 333-71969

                   U.S. SECURITIES AND EXCHANGE COMMISSION
                              AMENDMENT NO. 1 TO
                       FORM S-3 REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               DATALINK.NET, INC.
                  (Formerly Named Datalink Systems Corporation)
             -----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

           Nevada                                       36-3574355
----------------------------              -----------------------------------
(State or Other Jurisdiction              (IRS Employer Identification Number)
      of Incorporation)

          1735 Technology Drive, Suite 790, San Jose, California 95110
                              (408) 367-1700
         --------------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                             Anthony N. LaPine, President
          1735 Technology Drive, Suite 790, San Jose, California 95110
                                 (408) 367-1700
          -------------------------------------------------------------
             (Name, Address and Telephone Number of Agent for Service)

                                    Copy to:

                               Jon D. Sawyer, Esq.
                         Krys Boyle Freedman & Sawyer, P.C.
                     600 17th Street, Suite 2700 South Tower
                             Denver, Colorado  80202
                                 (303) 893-2300

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ___

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: _X_

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ___

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering: ___

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ___

                        CALCULATION OF REGISTRATION FEE

                                     Proposed       Proposed
                                     Maximum        Maximum
Title of Each Class                  Offering       Aggregate     Amount of
of Securities to be  Amount to be    Price Per      Offering     Registration
    Registered       Registered      Unit           Price            Fee
-----------------------------------------------------------------------------
Common Stock, $.01   4,497,070<FN1>  $4.28125<FN2>  $19,253,081   $5,352.36
Par Value                                                  <FN2>      <FN3>

Common Stock         2,474,605       $ --           $ --          $  -<FN4>
Purchase Warrants
------------------------------------------------------------------------------

<FN1>
In accordance with Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminable number of shares of common stock, $.01 par value, as may become issuable upon conversion of the series A convertible preferred stock and the exercise of the common stock purchase warrants to prevent dilution resulting from stock splits, stock dividends, and similar transactions in accordance with the terms of the series A convertible preferred stock and the common stock purchase warrants.
<FN2>
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the closing bid and ask prices of the common stock as reported on the OTC Bulletin Board on July 1, 1999.
<FN3>
Because $3,203.61 was paid with the initial filing of this registration statement, an additional $2,148.75 is being paid in connection with this filing.
<FN4>
Pursuant to Rule 457(g), no registration fee is required for the common stock purchase warrants since the shares of common stock underlying such warrants are being registered hereby.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS                      SUBJECT TO COMPLETION DATED JULY 7, 1999
------------------------------------------------------------------------------


The information in this prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                               DATALINK.NET, INC.


                        4,497,070 Shares of Common Stock
                               2,274,605 Warrants


     The shares of common stock and the warrants are being offered by certain selling securityholders.



     The common stock is traded in the over-the-counter market and is quoted on the OTC Bulletin Board (Symbol: NETD). On July 1, 1999, the closing bid and ask prices of the common stock were $4.1875 and $4.375, respectively. There is no public market for the warrants.



     This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See "Risk Factors" beginning on page 4.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.









                                _________, 1999

                              TABLE OF CONTENTS

                                                                  PAGE

COMPANY SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . .   3

RISK FACTORS. . . . . . . . . . . . . . . . . . . . . . . . . . .   4

RECENT EVENTS . . . . . . . . . . . . . . . . . . . . . . . . . .   8

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . .   8

SELLING SECURITYHOLDERS . . . . . . . . . . . . . . . . . . . . .   9

PLAN OF DISTRIBUTION. . . . . . . . . . . . . . . . . . . . . . .  14

DESCRIPTION OF SECURITIES . . . . . . . . . . . . . . . . . . . .  16

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . .  18

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE . . . . . . . .  18

                                COMPANY SUMMARY

     Datalink.net is an internet-based company that provides personalized financial and lifestyle information to customers' wireless communication devices. We also offer wireless business solutions to companies. We have developed technology that combines real-time data, the world wide web, customized information from corporations and wireless communications to provide individually tailored information services to customers' pagers and digital cellular phones. Our web site and customer support team provide account maintenance services that allow subscribers to customize the types of information alerts they receive. All consumer services are marketed from our web site as well as through direct and re-seller distribution channels. Our re-sellers currently include broker-dealers, information service providers, wireless network carriers, and other internet companies. In addition, our business solutions use our wireless technology to give businesses a way to provide personalized information to their customers.

     The first of our financial information services is QuoteXpress, an investment monitoring tool that alerts subscribers with stock quote information they pre-specify, such as price changes and volume. Other financial services include SplitXpress, a service that notifies subscribers of stock splits, buy-backs, takeovers, mergers and surprise earnings announcements. CommmodityXpress tracks futures contract prices for commodities trading on all the major US commodities markets. CompanyNews provides the latest news stories and press releases for specific companies selected by the subscriber. The headlines are delivered to the wireless device and the complete story may be delivered to their email address, and is also available on our web site.

     During 1998, we introduced two new lifestyle services. Sports2Go provides personalized real-time sports coverage with up-to-the-minute scores and breaking game events. InfoXtra allows subscribers to receive personalized information from a wide range of categories that include: local weather forecasts, horoscopes, winning lottery numbers, ski conditions, beach forecasts, top ten video rentals, and news headlines.

     We currently market two message services that link the internet with wireless communications. MailXpress alerts subscribers when important email arrives in their mailbox. MessageX allows anyone with internet access to send a message to the subscriber's pager or cell phone using the subscriber's email address.

     Our corporate offices are located at 1735 Technology Drive, Suite 790, San Jose California 95110. Our telephone number is (408) 367-1700 and our world wide web site is www.datalink.net.

                                  RISK FACTORS

     Investing in the shares or warrants is very risky. You should be able to bear a complete loss of your investment. In deciding whether to purchase the shares or warrants, you should carefully consider the following factors, among others, as well as information contained in this prospectus, our most recent annual report on Form 10-KSB, and the other documents incorporated by reference into this prospectus:

We have incurred losses       Our current business commenced operations
since we began doing          during 1996.  During the fiscal year ended
business and we may not       March 31, 1999, Datalink.net had a net loss
be able to achieve profit-    available to common shareholders of $4,430,164.
ability.                      Through March 31, 1999, we had an accumulated
                              deficit of $26,104,574. Our ability to operate profitably depends on increasing our sales through increased market acceptance and successfully competing with other companies.
                              We are also subject to other risks associated with new business enterprises. We cannot assure you that Datalink.net will achieve profitability.

We plan to use any cash-      We plan to use any cash flow we generate to
flows generated to research   research and develop improvements and upgrades
and develop products.         to our current products and services and adapt
                              them to new technologies. We cannot assure you that our revenues will grow enough to pay for the research and development needed to improve our products and services so that they compete in the marketplace. If we are unable to further research and develop our services, our ability to achieve profitability will be adversely affected.

We have several competi-      Our market is very competitive.  There are a
tors, and they are larger     number of competitors who are larger and have
and have greater resources    much greater resources than we do.  Our
than we have.                 industry is subject to rapid technological
                              changes. Our competitors have more experienced people and larger facilities and budgets than we do. These competitors could use their resources to conduct greater amounts of research and development and to offer services at lower prices than we can. These factors may adversely affect our ability to compete.

We have met capital needs     During 1997, we received $8,000,000 from the
with private sales of         sale of securities in private transactions.  We
securities.                   cannot assure you that we will not need addi-
                              tional funds or that any needed funds will be available, if at all, on acceptable terms. If we need additional funds, our inability to raise them will have a very adverse effect on our operations. If we raise funds by selling equity securities, sales may dilute your share ownership. If we raise funds by forming joint ventures with other companies, we may have to give up some of our rights to certain technologies, products or marketing terri-tories.

We have a few key officers    Our business is largely dependent on our
and only have insurance       ability to hire and retain quality managers.
covering one of them.         Although we have a written employment agreement
                              with Anthony N. LaPine, the Company's chairman,
                              CEO and president, we do not have employment agreements with any other officer. The loss of Mr. LaPine or any other officer could have an adverse effect on our business and prospects.
                              We currently maintain key-man life insurance only on Mr. LaPine in the face amount of $3 million.

Our patents may not pro-      We currently own a number of patents related to
tect us from competitors.     our products, and have applied for additional
Costs of prosecuting and      patents.  We are not certain whether any new
defending patent infringe-    patents will be granted in the future.  Even if
ment claims can be signifi-   we receive additional patents, they may not
cant.                         provide us with protection from competitors.

                              Our failure to obtain patent protection, or illegal use by others of any patents we have or may obtain could adversely effect our business, financial condition and operating results. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as the laws of the United States.

                              Claims for damages resulting from any such infringement may be asserted or prosecuted against us. The validity of any patents we have or obtain could also be challenged. Any such claims could be time consuming and costly to defend, diverting management's attention and our resources.

The limited market may        Our shares are not listed on Nasdaq or any
make it difficult to          exchange.  Trading is conducted in the over-
resell our shares.            the-counter market on the OTC Bulletin Board,
                              which was established for securities that do not meet the Nasdaq or exchange listing requirements. Consequently, selling Datalink.
                              net shares is more difficult because smaller quantities of shares are bought and sold and security analysts' and news media's coverage of Datalink.net is limited. These factors could result in lower prices and larger spreads in the bid and ask prices for our shares.

                              Because our shares are not currently listed on Nasdaq or an exchange, they are subject to Rule 15g-9 under the Exchange Act. That rule imposes additional sales practice requirements on broker-dealers that sell low-priced securities to persons other than established customers and institutional accredited investors. For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, the rule affects the ability of broker-dealers to sell our shares and may affect the ability of holders to sell Datalink.net shares in the market.

There is no market for        There is presently no market for the warrants
the warrants and investors    and no market is expected to develop.  Conse-
may be unable to resell       quently, it will be difficult for anyone who
them.                         buys warrants from a selling securityholder
                              to resell the warrants. In addition, we have only registered shares that would be issued on the exercise of the warrants for resale using this prospectus. As a result, investors who buy warrants and then exercise them would have to use this prospectus, as amended or supplemented to show their ownership, to resell the shares.

We do not plan to pay         We intend to retain any future earnings to fund
any dividends.                the operation and expansion of our business.
                              We do not anticipate paying cash dividends on our shares in the future.

We cannot predict the         Of the 2,762,697 shares issued and outstanding
depressive effect that        as of June 21, 1999, 486,690 shares are
resales of outstanding        "restricted securities," as defined under
restricted shares could       Rule 144, all of which are currently eligible
have on the market price      for sale under Rule 144. In addition, 4,497,070
of our shares.                shares which may be issued on the conversion of
                              the preferred stock and exercise of warrants are being registered for resale by this prospectus. We are unable to predict the effect that sales made in this offering or under Rule
                              144 may have on the then prevailing market price of our shares. It is likely that market sales of large amounts of Datalink.net shares (or the potential for those sales even if they do not actually occur) will have the effect of depressing the market price of our shares.

Securities held by our        As part of our private offering which was
CEO and Chairman for which    completed in November 1997, Anthony N. LaPine,
he gave a promissory note     our CEO and chairman, bought 280,000 shares of
are being registered  for     preferred stock and 140,000 warrants which he
resale.                       paid for with a collateralized non-recourse
                              promissory note for $1,050,000 due on November
                              5, 2003. The common stock underlying these securities and the warrants are being registered for resale by this prospectus. Since Mr. LaPine paid for these securities with a collateralized non-recourse promissory note these securities would not be eligible for resale under Rule 144 until one year after the promissory note was paid. As a result, this prospectus will allow
                              Mr. LaPine the opportunity to resell his securities prior to paying off the related promissory note, and realize a profit prior to the time he would if these securities were not registered for resale. It also could potentially make it more difficult for Datalink.net to obtain payment of the promissory note.

Year 2000 issues could        Although we anticipate that there will be little
have an impact on our         or no Year 2000 issues and therefore little or
business.                     no cost will be incurred therefrom, our business
                              may still be impacted. Our internal systems meet Year 2000 compliance standards. However, although compliance confirmation has been provided by seventy-five percent of our vendors, and the remaining twenty-five percent have indicated that they are currently Year 2000 compliant, there can be no assurance that these vendors will not experience some level of Year
                              2000 issues that may have an adverse effect on our systems. We have assessed our risk related to this occurrence as very low. Our contingency plan in the event that an unforeseen Year 2000 issue should occur will be to change to another vendor that is Year 2000 compliant. For this reason, we are developing an inventory of back-up vendors that may be called upon to provide services in accordance with Year 2000 compliance standards.

                                 RECENT EVENTS



     On June 22, 1999, Datalink.net's shareholders approved amendments to our Articles of Incorporation to increase the number of authorized shares of common stock from 8,000,000 to 50,000,000 and to change our name to Datalink.net, Inc. The name change became effective on July 2, 1999.

     On June 23, 1999, Robert L. Priddy resigned as a director of
Datalink.net. The board of directors has not yet located anyone to replace Mr. Priddy.

     As a result of her acceptance of other employment, Sara A. Fiscus is resigning as secretary and general counsel of Datalink.net. There are currently no plans to employ a new general counsel. William A. Mahan, who is chief financial officer, will also serve as secretary of Datalink.net.


                               USE OF PROCEEDS

     Datalink.net will not receive any proceeds from the sale of the common stock or warrants by the selling securityholders.

     To the extent that any of the warrants are exercised, up to $9,941,000 may be received by Datalink.net. Any net proceeds received from the exercise of the warrants will be used for general corporate purposes.

                            SELLING SECURITYHOLDERS

     Included in the securities being offered hereby are 4,497,070 shares being offered for resale by certain securityholders. Up to 2,022,465 of those shares are issuable upon conversion by the holders of preferred stock. Up to 2,474,605 shares are issuable upon exercise of warrants held by the investors. This prospectus also relates to the resale of the warrants by the holders thereof. The shares and warrants are being offered for the account of the securityholders in the table below and their donees or pledgees.

     The following table sets forth information concerning the selling securityholders, including:

     * the maximum number of shares issuable upon conversion of preferred stock;

     *  the number of shares issuable upon exercise of warrants;

     * the number of shares and warrants offered by each selling securityholder.

Datalink.net has no knowledge of the intentions of any selling securityholder to actually sell any of the securities listed under the columns "Shares Offered" or "Warrants Offered." There are no material relationships between any of the selling securityholders and Datalink.net other than as disclosed below.

                         Beneficial Ownership Before Offering
                         -----------------------------------------

                             Number of
                              Shares
                             Issuable   Shares
                             on Conver- Issuable
                              sion of   on Exer-
                             Preferred  cise of     Shares     Warrants
Selling Securityholder         Stock    Warrants    Offered    Offered
----------------------       ---------  ---------  ----------  ---------

Richard N. Abrams               21,328     10,664      31,992    10,664
Shannon P. Acks                  6,660      3,330       9,990     3,300
James Adametz                    5,000      2,500       7,500     2,500
Anasazi Partners, L.P.            -0-       3,330       3,330     3,330
Baker Family Revocable Trust
  (Bruce and Rhoda Baker)         -0-       5,000       5,000     5,000
John P. Becker                   9,000      4,500      13,350     4,500
William D. Bennett, Jr.           -0-       3,330       3,330     3,330
Dr. Donald Berglund              6,660      3,330       9,990     3,330
Sandra and Howard
  Bernstein                       -0-      21,320      21,320    21,320
Robert Bettinger                10,000      5,000      15,000     5,000
Dennis Brubaker                  2,660      1,330       3,990     1,330
Felix Campos                    19,320     12,660      31,980    12,660
John A. Catsimatidis            20,000     10,000      30,000    10,000
Willard E. Childress             8,000      4,000      12,000     4,000
Clariden Bank                   41,332     20,666      61,998    20,666
David Cohen                     26,640     13,320      39,960    13,320
Jonathan R. Cohen and
  Nancy D. Shapiro                -0-       2,660       2,660     2,660
Julia R. Cole                   10,000      5,000      15,000     5,000

Robert H. Cole                    -0-       5,000       5,000     5,000
Robert H. Cole, IRA              5,000      2,500       7,500     2,500
Robert S. Cole                   2,500      1,250       3,750     1,250
Riley B. and Marilyn E.
  Collins                         -0-       3,330       3,330     3,330
Conzett Europa Invest           80,000     40,000     120,000    40,000
Bruce Corbin                      -0-       2,600       2,600     2,600
Jeffrey S. Corbin                 -0-         666         666       666
Richard Corbin                    -0-       6,660       6,660     6,660
Gerald B. Cramer                  -0-      20,000      20,000    20,000
Bruce Cunningham                  -0-       3,330       3,330     3,330
Richard G. and Priscilla
  A. Dahlen                       -0-       5,500       5,500     5,500
Thomas and Marie D'Avanzo        4,000      2,000       6,000     2,000
David DeAtkine, Jr.               -0-       2,500       2,500     2,500
Mario and Ruth Deliberty         8,000      4,000      12,000     4,000
David and Suellen Dercher       13,320      6,660      19,980     6,660
Hare & Co., c/o The Bank of
  New York                      18,000     10,000      28,000    10,000
Fiducie Desjardins A/C
  900595-0-59 Retirement Plan   20,000     10,000      30,000    10,000
Sidney and Sonia Deutsch                   17,350      17,350    17,350
Paul R. Doering                  6,660      3,330       9,990     3,330
Steven C. Dorfman                 -0-       4,000       4,000     4,000
Hugh W. Downs IRA                6,660      3,330       9,990     3,330
John P. and Agnes P. Duffy        -0-       3,330       3,330     3,330
DW Trustees (B.V.I.) Limited     6,660      3,330       9,990     3,330
Elite Sales, Inc.                5,328      2,664       7,992     2,664
Michael S. Falk                   -0-     200,767     200,767   200,767
S. Marcus Finkle                  -0-      13,320      13,320    13,320
Baruch B. and Andrea
  Fischhoff                      5,000      2,500       7,500     2,500
Timothy P. Flynn                40,000     20,000      60,000    20,000
Gallagher Corporation           40,000     20,000      60,000    20,000
Edith D. Gampel Revocable
  Trust                           -0-      10,000      10,000    10,000
Gregg M. Gaylord                10,000      5,000      15,000     5,000
Marshall S. Geller                -0-       8,880       8,880     8,880
Paul Goldenheim                   -0-       3,330       3,330     3,330
Grayson Financial Management
  Corp.                         10,000      5,000      15,000     5,000
Alan Hammerman                   6,660      3,330       9,990     3,330
M. Ponder Harrison               4,000      2,000       6,000     2,000
Hathaway Partners Invest-
  ment Limited Partnership      40,000     20,000      60,000    20,000
Heinecken & Associates
  Profit Sharing Plan             -0-       3,330       3,330     3,330
Harold B. and Jane H. Hess       1,332        666       1,998       666
Neal Holtvogt                     -0-       2,000       2,000     2,000
Chatri and Lourdes
  Jhunjhnuwala                  16,664     13,332      29,996    13,332
Ramesh Jhunjhnuwala               -0-       2,664       2,664     2,664
Peggy Jordan                    64,925     50,000     114,925    50,000
Kabuki Partners ADP GP            -0-      10,000      10,000    10,000
Mitchell A. Kaufman              5,320      2,660       7,980     2,660
Neeklanund Kaulpatrra             -0-       3,330       3,330     3,330
Thomas Keeney                    5,000      2,500       7,500     2,500
Monsour Khayyam                 40,000     20,000      60,000    20,000
Hamilton S. Kingsley              -0-       3,330       3,330     3,330
Bernard Kirsner Trust            6,660      3,330       9,990     3,330

Garth A. Koniver                 5,320      2,660       7,980     2,660
Robert A. and Barbara
  Koplow                        10,693      5,347      16,040     5,347
Anthony N. LaPine              280,000    340,000     620,000   140,000
LAD Partners, LP                40,000     20,000      60,000    20,000
Lagunitas Partners, LP            -0-      20,000      20,000    20,000
James R. Landers, Trustee
  for Deer Park School
  District                       6,660      6,660      13,320     6,660
David S. Lawi                    6,660      3,330       9,990     3,330
Lawrence Lieberman                -0-       2,664       2,664     2,664
John V. Luck                     6,660      3,330       9,990     3,330
Maerki, Baumann & Co. AG        13,039     33,332      46,371    33,332
Jed Manocherian                   -0-       3,330       3,330     3,330
Anthony P. and Susan Q.
  Mazzarella                      -0-       4,440       4,440     4,440
Alan Mirken                      6,660      3,330       9,990     3,330
William T. McCaffrey            40,000     20,000      60,000    20,000
F. Andrew and Gail
  Morfesis                      10,000      5,000      15,000     5,000
David Morley                      -0-       2,000       2,000     2,000
Ryan Cassidy Morrow               -0-       3,330       3,330     3,330
Ronald Moschetta                  -0-      13,998      13,998    13,998
Mulkey II Limited Partnership     -0-      20,000      20,000    20,000
Mercury L.P.                     6,660      3,330       9,990     3,330
David R. and Donna L. Nelson     7,992      3,996      11,988     3,996
Orbis Pension Trustees
  Limited                      266,640    133,320     399,960   133,320
Allen Ozdemir                     -0-       6,660       6,660     6,660
Richard and Lynne M. Palmer       -0-       2,340       2,340     2,340
Garo A. Partoyan                  -0-       3,330       3,330     3,330
James Peloquen                   1,332        666       1,998       666
John Piccolo                      -0-       5,000       5,000     5,000
Anna M. Pocisk                    -0-       6,660       6,660     6,660
Michael A. and Angela G.
  Poujol                          -0-      10,000      10,000    10,000
Robert Priddy                  100,000     50,000     150,000    50,000
Kurt V. and Laura M.
  Reichelt                      12,000      6,000      18,000     6,000
James H. and Jean A. Rion         -0-       2,000       2,000     2,000
Ben Rosenbloom                  10,000      5,330      15,330     5,330
Adam and Lisa Ross              10,000      5,330      15,330     5,330
Hare & Co., c/o David
  Morley Investment Group         -0-      12,770      12,770    12,770
Roybec & Co.                     2,000       -0-        2,000      -0-
Bernard Sadow                   13,320      6,660      19,980     6,660
Monroe H. and Barbara P.
  Schenker                      20,000     10,000      30,000    10,000
William R. Schoen IRA/SEP        6,660      3,330       9,990     3,330
Rodney N. and Vikki K.
  Schorlemmer                   13,320      6,660      19,980     6,660
Douglas Schwarzwaelder            -0-       2,500       2,500     2,500
J.F. Shea Co., Inc. as
  Nominee 1997-60              266,660    133,330     399,990   133,330
Charles M. Sheaff, IRA          13,320      6,660      19,980     6,660
Michael A. Singer               26,640     13,320      39,960    13,320
SJG Management, Inc. Profit
  Sharing Plan (Sidney J.
  Goldstein)                     6,660      3,330       9,990     3,330
Stephen Skoly                     -0-       2,000       2,000     2,000

David Stellway                  10,000      5,000      15,000     5,000
David and Susan Stollwerk        6,660      3,330       9,990     3,330
Rick Glenn Tachibana              -0-       2,500       2,500     2,500
Matthew T. Tarantelli             -0-       2,000       2,000     2,000
Walter F. Toombs                40,000     20,000      60,000    20,000
James M. Totaro                 20,000     10,000      30,000    10,000
Salvatore Trupiano                -0-       4,650       4,650     4,650
Barry L. and Patricia L.
  Veazey                          -0-       1,250      1,250      1,250
Harold M. Wasserman              6,660      3,330      9,990      3,330
Elizabeth Weber                 10,000      5,000     15,000      5,000
Arlene Weiner                     -0-       3,330      3,330      3,330
Warren J. Weinstein              2,660      1,330      3,990      1,330
Walter E. Williams                -0-       3,330      3,330      3,330
Charles L. Wisseman III          5,000      2,500      7,500      2,500
The Yorkin Trust                20,000     10,000     30,000     10,000
Peter Allard                      -0-     100,000    100,000    100,000
Keith Rosenbloom                  -0-      47,235     47,235     47,235
Robert O'Sullivan                 -0-      23,617     23,617     23,617
Seth Elliott                      -0-      17,458     17,458     17,458
Cornelia Eldridge                 -0-      16,558     16,558     16,558
Inder Tallur                      -0-       3,510      3,510      3,510
Robert Beuret                     -0-       9,967      9,967      9,967
Eric Rubenstein                   -0-       9,792      9,792      9,792
Joseph P. Wynne                   -0-       2,830      2,830      2,830
David Stein                       -0-       7,135      7,135      7,135
Lisa Letteri                      -0-       7,046      7,046      7,046
Michael Rolnick                   -0-       5,000      5,000      5,000
Mark Danielli                     -0-       1,736      1,736      1,736
Michael R. Lyall                  -0-       3,987      3,987      3,987
Anthony Giardina                  -0-       1,061      1,061      1,061
Ed Downs                          -0-       2,760      2,760      2,760
Michael Appelbaum                 -0-         958        958        958
Peter Fulton                      -0-       2,475      2,475      2,475
Vladik Vainberg                   -0-         745        745        745
Eric Rand                         -0-       1,993      1,993      1,993
Richard White                     -0-       1,800      1,800      1,800
George Tsamutalis                 -0-       1,364      1,364      1,364
Eric Handler                      -0-         971        971        971
Sandesh Seth                      -0-         971        971        971
Craig Leppla                      -0-         997        997        997
Robert Nass                       -0-         997        997        997
Stephen Labarbara                 -0-         997        997        997
Michael Volpe                     -0-         997        997        997
Juan Lopera                       -0-         900        900        900
James Walker                      -0-         485        485        485
Susan Hoffman                     -0-         500        500        500
Richard Perreira                  -0-         500        500        500
Peter Dellaquilla                 -0-         479        479        479
Brad Van Siclen                   -0-         400        400        400
Travis Brock                      -0-         400        400        400
Darren Saltzberg                  -0-         338        338        338
Commonwealth Associates           -0-     434,284    434,284    434,284
                             ---------  ---------  ---------  ---------
  Total                      2,022,465  2,474,605  4,497,070  2,274,605

     No information is given with respect to beneficial ownership after the offering because the number of shares and warrants held would be zero, except as follows:

     a. Marshall S. Geller would beneficially own 10,000 shares of common stock, consisting of shares underlying options, which would represent less than one percent of the outstanding shares.

     b. Anthony N. LaPine would beneficially own 295,000 shares of common stock, consisting of 200,000 shares owned directly and 95,000 shares underlying options held by Mr. LaPine and his wife, which would represent 9.2% of the outstanding shares if no other preferred stock or warrants are exercised.

     c. Robert L. Priddy would beneficially own 241,000 shares of common stock, consisting of 231,000 shares of common stock held directly and 10,000 shares underlying options, which would represent approximately 8.5% of the outstanding shares if no other preferred stock is converted or warrants are exercised.

     d. Commonwealth Associates would beneficially own 100,000 shares of common stock held directly, which would represent approximately 3.1% of the outstanding shares if no preferred stock or other warrants are exercised.

     Anthony N. LaPine, one of the selling securityholders, has served as CEO and chairman of the board of Datalink.net since September 1997.

     Robert L. Priddy, one of the selling securityholders, served as a director of Datalink.net from October 1998 to June 1999.

     The information concerning the selling securityholders may change from time to time and will be set forth in supplements to this prospectus.

                              PLAN OF DISTRIBUTION

     The purpose of this prospectus is to permit the selling securityholders to offer and sell up to 4,497,000 shares and 2,274,605 warrants at such times and at such places as they choose. The decision to convert preferred stock into shares, to exercise warrants, or to sell any shares or warrants, is within the sole discretion of the holders thereof.

     The distribution of the securities by selling securityholders may be effected from time to time in one or more transactions. Any of the securities may be offered for sale, from time to time, by the selling securityholders, or by permitted transferees or successors of the selling securityholders, in the over-the-counter market, or otherwise, at prices and on terms then obtainable, at fixed prices, at prices then prevailing at the time of sale, at prices related to such prevailing prices, or in negotiated transactions at negotiated prices or otherwise. The securities may be sold by one or more of the following:

     *  Through underwriters, or through underwriting syndicates.

     * Through one or more dealers or agents (which may include one or more underwriters), including, but not limited to:

          a. Block trades in which the broker or dealer act as principal to facilitate the transactions.

          b. Purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus.

          c.   Ordinary brokerage transactions.

          d.   Transactions in which the broker solicits purchasers.

     *  Directly to one or more purchasers

     *  A combination of these methods.

     The names of any underwriters or agents involved in the sale of the securities will be set forth in a prospectus supplement.

     In connection with the distribution of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares in the course of hedging the positions they assume with the selling securityholders. The selling securityholders may also sell shares short and redeliver the shares to close out such short positions. The selling securityholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealers or other financial institutions of the securities, which shares such broker-dealers or financial institutions may resell pursuant to this prospectus, as supplemented or amended to reflect this transaction. The selling securityholders may also pledge the securities registered hereunder to a broker-dealer or other financial institution and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus, as supplemented or amended to reflect such transaction. In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     The selling securityholders or their underwriters, dealers or agents may sell the securities to or through underwriters, dealers or agents, and such underwriters, dealers or agents may receive compensation in the form of discounts or concessions allowed or reallowed. Underwriters, dealers, brokers or other agents engaged by the selling securityholders may arrange for other such persons to participate. Any fixed public offering price and any discounts and concessions may be changed from time to time. Underwriters, dealers and agents who participate in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts or commissions received by them or any profit on the resale of shares by them may be deemed to be underwriting discounts and commissions thereunder. The proposed amounts of securities, if any, to be purchased by underwriters and the compensation, if any, of underwriters, dealers or agents will be set forth in a prospectus supplement.

     Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, or unless otherwise permitted under Rule 10b-6A, the selling securityholders will not engage in any stabilization activity in connection with the Company's securities, will furnish each broker or dealer engaged by the selling securityholders and each other participating broker or dealer the number of copies of this prospectus required by such broker or dealer, and will not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the securities other than as permitted under the Exchange Act.

     Datalink.net will not receive any proceeds from any sales of the securities, but will receive the proceeds from any exercise of the warrants held by the selling securityholders. Such proceeds, if any, will be used for general corporate purposes.

     Datalink.net shall use its best efforts to prepare and file with the Commission such amendments and supplements to the registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by the registration statement for the period required to effect the distribution of such securities.

     Datalink.net is paying certain expenses (other than commissions and discounts of underwriters, dealers or agents) incident to the offering and sale of the securities to the public, which are estimated to be approximately $25,000. If Datalink.net is required to update this prospectus during such period, it may incur additional expenses in excess of the amount estimated above.

     In order to comply with certain states' securities laws, if applicable, the securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states the securities may not be sold unless they have been registered or qualify for sale in such state or an exemption from registration or qualification is available and is complied with.

                            DESCRIPTION OF SECURITIES

     Datalink.net has 55,000,000 authorized shares of stock, consisting of 50,000,000 shares of common stock, having a par value of $.01 per share, and 5,000,000 shares of preferred stock, having a par value of $.001 per share.

COMMON STOCK

     As of June 21, 1999, there were 2,762,697 shares of common stock outstanding. All such outstanding shares of common stock are fully paid and nonassessable. Each share of common stock has an equal and ratable right to receive dividends when declared by the Board of Directors of Datalink.net out of assets legally available for that purpose and subject to the dividend obligations of Datalink.net to holders of any preferred stock then outstanding.

     In the event of a liquidation, dissolution or winding up of Datalink.net, the holders of common stock are entitled to share equally and ratably in the assets available for distribution after payment of all liabilities, and subject to any prior rights of any holders of preferred stock outstanding at that time.

     The holders of common stock have no preemptive, subscription, conversion or redemption rights, and are not subject to further calls or assessments of Datalink.net. Each share of common stock is entitled to one vote in the election of directors and on all other matters, submitted to a vote of stockholders.

     Datalink.net's Articles of Incorporation provide that a holder of any class or series of stock entitled to vote in the election of directors shall be entitled to cumulate his votes, and may cast votes equal to the number of votes which (except for cumulative voting) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected. Such shareholders may cast all such votes for a single director or allocate such votes to two or more directors as such shareholder sees fit. Under Nevada law, to exercise the right to cumulative voting, a shareholder must give Datalink.net written notice of his intent to do so at least 48 hours before the time fixed for the annual meeting. Such written notice must be given to the president or secretary of Datalink.net.

PREFERRED STOCK

     Preferred stock may be issued from time to time in one or more series, and the board of directors, without further approval of the stockholders, is authorized to fix the dividend rates and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The purpose of authorizing the board of directors to determine such rights, preferences, privileges and restrictions is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and, under some circumstances, make it more difficult for a third party to gain control of Datalink.net.

     As of June 21, 1999, Datalink.net had 2,022,465 shares of preferred stock outstanding, which shares have been designated series A convertible preferred stock. The preferred stock is convertible into common stock on a 1 for 1 basis. Holders of preferred stock are entitled to receive dividends equal to any dividends paid on the common stock. In the event of a liquidation of Datalink.net, holders of preferred stock are entitled to receive $3.75 per share prior to any distributions to be made to holders of common stock. The preferred stock is not redeemable. Holders of preferred stock are entitled to vote together with the holders of common stock on an "as-converted" basis.

     The preferred stock will be automatically converted into an equal number of shares of common stock in the event that the closing market price of the common stock equals or exceeds $10.00 per share for 30 consecutive trading days and a registration statement covering the resale of the common stock is then effective.

     No other series of preferred stock has been designated by Datalink.net.

WARRANTS BEING REGISTERED

     Datalink.net is registering certain warrants and the common stock issuable upon the exercise of such warrants pursuant to the registration statement of which this prospectus is a part.

     PRIVATE PLACEMENT WARRANTS

     As part of a private placement that was completed in November 1997, Datalink.net issued 1,369,927 warrants. Each warrant gives the holder the right to purchase one share of common stock at $5.00 per share. These warrants are exercisable at any time until November 5, 2002. Datalink.net may redeem these warrants on at least thirty days' notice in the event that the average closing bid price for the common stock exceeds $12.50 over 30 consecutive trading days ending with the date of notice of redemption. The redemption price would be $.50 per warrant.

     PLACEMENT AGENT AND INVESTOR WARRANTS

     In connection with the private placement, Datalink.net issued to Commonwealth Associates, the placement agent, and its designees warrants to purchase 824,383 shares of common stock. At that time, Datalink.net also issued warrants to purchase 100,000 shares of common stock to Peter Allard, an investor who had provided Datalink.net with $2 million in debt financing. These warrants are exercisable at $3.75 per share and are exercisable at any time until November 5, 2002. At the election of a holder of these warrants, the holder may exchange all or a portion of the warrants held for shares of common stock in a "cashless exercise" transaction. The number of shares issued in exchange for the warrants is determined by determining the value of the warrants by subtracting the $3.75 exercise price from the current market price and multiplying this by the number of shares that the holder could purchase with the surrendered warrants. This total value is then divided by the current market price to determine the number of shares to be received.
For example, if a holder surrenders warrants to purchase 1,000 shares and the current market price is $5.00 per share, the holder would receive 250 shares of common stock in exchange for the warrants. These warrants are not redeemable.

                                 LEGAL MATTERS

     The legality of the shares and warrants offered hereby is being passed upon for Datalink.net by Krys Boyle Freedman & Sawyer, P.C., 600 17th Street, Suite 2700 South, Denver, Colorado 80202.

                                    EXPERTS

     The financial statements incorporated by reference in this prospectus have been audited by BDO Seidman LLP, independent certified public accountants, to the extent and for the periods set forth in their report, incorporated by reference herein, and are incorporated herein in reliance upon such report given upon the authority of that firm as experts in accounting and auditing.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by Datalink.net with the Commission are incorporated herein by reference:

     (a) Datalink.net's annual report on Form 10-KSB for the fiscal year ended March 31, 1999 (SEC File No. 0-21069.)

     (b) The description of Datalink.net's shares contained in the registration statement on Form 8-A (SEC File No. 0-21069) declared effective on September 20, 1996.

     All reports and other documents subsequently filed by Datalink.net with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities covered by this prospectus have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

                            AVAILABLE INFORMATION

     Datalink.net is subject to certain informational reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024 of the SEC's office at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549, and at its regional offices located at 7 World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such reports, proxy statements and other information can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates. The SEC maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically. Additional updating information with respect to the securities covered herein may be provided in the future to purchasers by means of appendices to this prospectus.

     Datalink.net has filed with the SEC in Washington, DC a registration statement under the 1933 Act with respect to the securities offered or to be offered hereby. This prospectus does not contain all of the information included in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the SEC. For further information about Datalink.net and the securities offered hereby, reference is made to the registration statement and the exhibits thereto. The registration statement has been filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System and may be obtained through the SEC's Web site (http://www.sec.gov.).

     Datalink.net will provide without charge to each person to whom this prospectus is delivered, on the written or oral request of such person, a copy of any document incorporated herein by reference, excluding exhibits.
Requests should be made to Datalink.net , 1735 Technology Drive, Suite 790, San Jose, California 95110, telephone (408) 367-1700, and directed to the attention of William A. Mahan, Chief Financial Officer.

                   PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following expenses incurred in connection with the sale of the securities being registered will be borne by the Registrant. Other than the registration fee, the amounts stated are estimates.

          Registration Fees . . . . . . . . . . . . . .  $ 5,352.36
          Legal Fees and Expenses . . . . . . . . . . .   10,000.00
          Accounting Fees and Expenses. . . . . . . . .    6,000.00
          Miscellaneous . . . . . . . . . . . . . . . .    3,647.64
                                                         ----------
              TOTAL . . . . . . . . . . . . . . . . . .  $25,000.00

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     The only statute, charter provision, bylaw, contract, or other arrange ment under which any controlling person, director or officer of Datalink.net is insured or indemnified in any manner against any liability which he may incur in his capacity as such, is as follows:

     (a) Subsection (1) of Section 78.751 of the Nevada Corporation Law empowers a corporation to "indemnify any person who is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful."

     Subsection (2) of Section 78.751 empowers a corporation to "indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper."

     Subsection 78.751(3) further provides that "to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter herein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

     (b) Article VII of Datalink.net's Articles of Incorporation provides that Datalink.net is authorized to indemnify directors, officers, employees and agents to the full extent allowed for under the Nevada Business Corporation Act.

     (c) Article XI of the Articles of Incorporation of Datalink.net provides that no director, officer or stockholder of Datalink.net shall be personally liable for damages for breach of fiduciary duty as a director or officer; provided, that this provision shall not eliminate liability of a director or officer for acts or omissions involving intentional misconduct, fraud or a knowing violation of law or payments or distributions in violation of Nevada law.

ITEM 16.  EXHIBITS.

Exhibit
Number       Description                           Location
-------      -----------                           ---------

  4.1        Certificate of the Designations,      Incorporated by reference
             Powers, Preferences and Rights        to Exhibit 3.1 to the
             of the Series A Convertible           Registrant's Annual Report
             Preferred Stock                       on Form 10-KSB/A for the
                                                   fiscal year ended
                                                   March 31, 1998

  4.2        Warrant Agreement (including          Previously filed
             form of Warrant Certificate)

  5          Opinion of Krys Boyle Freedman &      Filed herewith
             Sawyer, P.C., with respect to         electronically
             the legality of the securities
             being registered

 23.1        Consent of BDO Seidman, LLP,          Filed herewith
             Independent Certified Public          electronically
             Accountants

 23.2        Consent of Krys Boyle Freedman &      Filed herewith
             Sawyer, P.C. (contained in            electronically
             Exhibit 5)

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (a) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

          (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ([Section] 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (l)(i) and (l)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Datalink.net pursuant to Section 13 or
Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of Datalink.net's annual report pursuant to section 13(a) or section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of Datalink.net pursuant to the foregoing provisions, or otherwise, Datalink.net has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Datalink.net of expenses incurred or paid by a director, officer or controlling person of Datalink.net in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Datalink.net will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, hereunto duly authorized, in San Jose, California, on July 6, 1999.

                                   DATALINK.NET, INC.



                                   By:/s/ Anthony N. LaPine
                                      Anthony N. LaPine, President and
                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

     SIGNATURES                      TITLE                      DATE


/s/ Anthony N. LaPine          Chief Executive Officer,      July 6, 1999
Anthony N. LaPine              President and Chairman
                               of the Board


/s/ William A. Mahan           Chief Financial Officer       July 6, 1999
William A. Mahan



/s/ Frederick M. Hoar          Director                      July 6, 1999
Frederick M. Hoar


/s/ David Ladd                 Director                      July 6, 1999
David Ladd



/s/ Charles K. Dargan, II      Director                      July 6, 1999
Charles K. Dargan, II